Exhibit C-1

                  FRENCH FRAGRANCES, INC. FINANCIAL STATEMENTS
                       (FISCALYEAR ENDED JANUARY 31, 2000)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of French Fragrances, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of French Fragrances, Inc. and subsidiaries (the "Company") as of January 31, 1999 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
April 7, 2000

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                   JANUARY 31,         JANUARY 31,
                                                                                                       1999                2000
                                                                                                  -------------       -------------

ASSETS
Current assets:
    Cash and cash equivalents .............................................................       $   6,111,603       $  22,144,314
    Accounts receivable, net ..............................................................          51,796,247          63,485,136
    Inventories ...........................................................................         133,305,803         127,022,405
    Advances on inventory purchases .......................................................           7,553,560           2,785,475
    Prepaid expenses and other assets .....................................................           5,758,399           9,882,321
                                                                                                  -------------       -------------
          Total current assets ............................................................         204,525,612         225,319,651
                                                                                                  -------------       -------------
Property and equipment, net ...............................................................          19,020,630          20,232,312
                                                                                                  -------------       -------------
Other assets:
    Exclusive brand licenses and trademarks, net ..........................................          55,658,151          49,043,292
    Senior note offering costs, net .......................................................           4,491,073           3,949,009
    Deferred income taxes, net ............................................................           1,208,153           3,337,409
    Other intangibles and other assets ....................................................           9,804,560           7,749,982
                                                                                                  -------------       -------------
          Total other assets ..............................................................          71,161,937          64,079,692
                                                                                                  -------------       -------------
          Total assets ....................................................................       $ 294,708,179       $ 309,631,655
                                                                                                  =============       =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Short-term debt .......................................................................       $   5,639,369       $          --
    Accounts payable--trade ...............................................................          21,698,507          31,436,903
    Other payables and accrued expenses ...................................................          15,869,404          19,102,919
    Current portion of long-term debt .....................................................           3,861,767           1,775,027
                                                                                                  -------------       -------------
          Total current liabilities .......................................................          47,069,047          52,314,849
                                                                                                  -------------       -------------
    Long-term debt, net ...................................................................         176,158,756         175,030,227
                                                                                                  -------------       -------------
          Total liabilities ...............................................................         223,227,803         227,345,076
                                                                                                  =============       =============
Shareholders' equity:
    Convertible,   redeemable   preferred  stock,   Series  B,  $.01  par  value
          (liquidation preference of $.01 per share); 350,000 shares authorized;
          271,596 and
          265,801 shares issued and outstanding, respectively .............................               2,716               2,658
    Convertible, redeemable preferred stock, Series C, $.01 par value (liquidation preference of $.01 per share); 571,429 shares authorized; 511,355 and
          502,520 shares issued and outstanding, respectively .............................               5,114               5,025
    Common stock, $.01 par value, 50,000,000 shares authorized; 13,812,704
          and 14,186,399 shares issued and outstanding, respectively ......................             138,127             141,864
    Additional paid-in capital ............................................................          31,633,413          32,780,530
    Treasury stock (870,500 shares at cost) ...............................................                  --          (5,673,940)
    Retained earnings .....................................................................          39,701,006          55,030,442
                                                                                                  -------------       -------------
          Total shareholders' equity ......................................................          71,480,376          82,286,579
                                                                                                  -------------       -------------
          Total liabilities and shareholders' equity ......................................       $ 294,708,179       $ 309,631,655
                                                                                                  =============       =============



                 See Notes to Consolidated Financial Statements.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                              YEARS ENDED JANUARY 31,
                                                                              -----------------------------------------------------
                                                                                  1998                 1999                2000
                                                                              -------------       -------------       -------------

Net sales ..............................................................      $ 215,487,487       $ 309,614,611       $ 361,243,106
Cost of sales ..........................................................        146,509,086         221,121,582         236,128,990
                                                                              -------------       -------------       -------------
          Gross profit .................................................         68,978,401          88,493,029         125,114,116
                                                                              -------------       -------------       -------------
Operating expenses:
          Warehouse and shipping .......................................          7,225,319          11,816,762          19,173,614
          Selling, general and administrative ..........................         25,557,962          30,497,592          49,827,350
                                                                              -------------       -------------       -------------
          Depreciation and amortization ................................          4,738,077           7,494,607          11,166,409
                                                                              -------------       -------------       -------------
                 Total operating expenses ..............................         37,521,358          49,808,961          80,167,373
                                                                              -------------       -------------       -------------
Income from operations .................................................         31,457,043          38,684,068          44,946,743
Other income (expense):
          Interest expense, net ........................................        (12,390,622)        (18,689,595)        (19,412,229)
          Litigation settlement expense ................................                 --          (1,500,000)                 --
          Income from sale of contract and intangible rights ...........                 --             932,763                  --
          Other ........................................................            562,866             265,655            (203,923)
                                                                              -------------       -------------       -------------
                 Other income (expense), net ...........................        (11,827,756)        (18,991,177)        (19,616,152)
                                                                              -------------       -------------       -------------
Income before equity in earnings of unconsolidated affiliate and
    provisions for income taxes ........................................         19,629,287          19,692,891          25,330,591
Equity in earnings of unconsolidated affiliate, 50% owned ..............            134,508                  --                  --
Income before income taxes .............................................         19,763,795          19,692,891          25,330,591
Provision for income taxes .............................................          7,422,426           7,686,871          10,001,155
                                                                              -------------       -------------       -------------
Net income .............................................................      $  12,341,369       $  12,006,020       $  15,329,436
                                                                              =============       =============       =============
Earnings per common share:
          Basic ........................................................      $        0.92       $        0.87       $        1.11
                                                                              =============       =============       =============
          Diluted ......................................................      $        0.76       $        0.73       $        0.99
                                                                              =============       =============       =============
Weighted average number of common shares:
          Basic ........................................................         13,394,385          13,774,993          13,801,196
                                                                              =============       =============       =============
          Diluted ......................................................         16,492,041          16,728,798          15,577,422
                                                                              =============       =============       =============

                 See Notes to Consolidated Financial Statements.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                               PREFERRED STOCK
                                                            --------------------------------------------------------
                                                                 SERIES B                         SERIES C
                                                            -----------------------         -----------------------
                                                             SHARES       AMOUNT             SHARES       AMOUNT
                                                            -------    ------------         -------    ------------
Balance at January 31, 1997 ........................        316,005    $      3,160         571,429    $      5,714
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................        (36,128)           (361)             --              --
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................             --              --         (45,939)           (459)
Issuance of Common Stock upon conversion of 7.5%
   subordinated convertible debentures .............             --              --              --              --
Net income for the year ............................             --              --              --              --
                                                            -------    ------------         -------    ------------
Balance at January 31, 1998 ........................        279,877           2,799         525,490           5,255
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................         (8,281)            (83)             --              --
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................             --              --         (14,135)           (141)
Issuance of Common Stock upon conversion of 7.5%
   subordinated convertible debentures .............             --              --              --              --
Issuance of Common Stock upon exercise of stock
   options .........................................             --              --              --              --
Issuance of Common Stock upon exercise of warrants .             --              --              --              --
Net income for the year ............................             --              --              --              --
                                                            -------    ------------         -------    ------------
Balance at January 31, 1999 ........................        271,596           2,716         511,355           5,114
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................         (5,795)            (58)             --              --
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................             --              --          (8,835)            (89)
Issuance of Common Stock upon exercise of stock
   options .........................................             --              --              --              --
Issuance of Common Stock upon exercise of warrants .             --              --              --              --
Repurchase of Common Stock .........................             --              --              --              --
Tax benefit from exercise of stock options .........             --              --              --              --
Net income for the year ............................             --              --              --              --
                                                            -------    ------------         -------    ------------
Balance at January 31, 2000 ........................        265,801    $      2,658         502,520    $      5,025
                                                            =======    ============         =======    ============


                                                                                      ADDITIONAL
                                                              COMMON STOCK             PAID-IN         RETAINED       TREASURY
                                                           SHARES        AMOUNT        CAPITAL         EARNINGS        STOCK
                                                         ----------   ------------   ------------    ------------   ------------
Balance at January 31, 1997 ........................     13,249,146   $    132,492   $ 29,185,161    $ 15,353,617   $         --
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................        257,230          2,572        846,660              --             --
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................         45,939            459        241,179              --             --
Issuance of Common Stock upon conversion of 7.5%
   subordinated convertible debentures .............         71,419            715        513,503              --             --
Net income for the year ............................             --             --             --      12,341,369             --
                                                         ----------   ------------   ------------    ------------   ------------
Balance at January 31, 1998 ........................     13,623,734        136,238     30,786,503      27,694,986             --
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................         58,961            589        194,065              --             --
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................         14,135            141         74,209              --             --
Issuance of Common Stock upon conversion of 7.5%
   subordinated convertible debentures .............         26,016            260        187,055              --             --
Issuance of Common Stock upon exercise of stock
   options .........................................         35,600            356        117,124              --             --
Issuance of Common Stock upon exercise of warrants .         54,258            543        274,457              --             --
Net income for the year ............................             --             --             --      12,006,020             --
                                                         ----------   ------------   ------------    ------------   ------------
Balance at January 31, 1999 ........................     13,812,704        138,127     31,633,413      39,701,006             --
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................         41,259            412        135,800              --             --
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................          8,835             89         46,384              --             --
Issuance of Common Stock upon exercise of stock
   options .........................................        318,491          3,185        660,574              --             --
Issuance of Common Stock upon exercise of warrants .          5,110             51            (51)             --             --
Repurchase of Common Stock .........................             --             --             --              --     (5,673,940)
Tax benefit from exercise of stock options .........             --             --        304,410              --             --
Net income for the year ............................             --             --             --      15,329,436             --
                                                         ----------   ------------   ------------    ------------   ------------
Balance at January 31, 2000 ........................     14,186,399   $    141,864   $ 32,780,530    $ 55,030,442   $ (5,673,940)
                                                         ==========   ============   ============    ============   ============


                                                            TOTAL
                                                         SHAREHOLDERS'
                                                            EQUITY
                                                         ------------
Balance at January 31, 1997 ........................     $ 44,680,144
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................          848,871
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................          241,179
Issuance of Common Stock upon conversion of 7.5%
   subordinated convertible debentures .............          514,218
Net income for the year ............................       12,341,369
                                                         ------------
Balance at January 31, 1998 ........................       58,625,781
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................          194,571
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................           74,209
Issuance of Common Stock upon conversion of 7.5%
   subordinated convertible debentures .............          187,315
Issuance of Common Stock upon exercise of stock
   options .........................................          117,480
Issuance of Common Stock upon exercise of warrants .          275,000
Net income for the year ............................       12,006,020
                                                         ------------
Balance at January 31, 1999 ........................       71,480,376
Issuance of Common Stock upon conversion of Series B
   convertible preferred stock .....................          136,154
Issuance of Common Stock upon conversion of Series C
   convertible preferred stock .....................           46,384
Issuance of Common Stock upon exercise of stock
   options .........................................          663,759
Issuance of Common Stock upon exercise of warrants .               --
Repurchase of Common Stock .........................       (5,673,940)
Tax benefit from exercise of stock options .........          304,410
Net income for the year ............................       15,329,436
                                                         ------------
Balance at January 31, 2000 ........................     $ 82,286,579
                                                         ============

                 See Notes to Consolidated Financial Statements.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                                YEARS ENDED JANUARY 31,
                                                                                  -------------------------------------------------
                                                                                       1998              1999              2000
                                                                                  -------------     -------------     -------------
Cash Flows from Operating Activities:
     Net income ..............................................................    $  12,341,369     $  12,006,020     $  15,329,436
     Adjustments to reconcile net income to cash provided by
        (used in) operating activities:
          Depreciation and amortization ......................................        4,738,077         7,494,607        11,166,409
          Amortization of senior note offering costs and note
             premium .........................................................          286,301           556,084           569,487
          Equity in earnings of unconsolidated affiliate .....................         (134,508)               --                --
          Deferred tax provision (benefit) ...................................          117,172          (369,520)       (2,129,256)
     Change in assets and liabilities, net of effects from acquisitions:
          Increase in accounts receivable ....................................      (18,887,502)         (249,999)      (12,444,389)
          (Increase) decrease in inventories and advances on
             inventory purchases .............................................      (19,630,950)      (32,894,592)       10,078,532
          Increase in prepaid expenses and other assets ......................       (7,249,730)       (2,288,307)       (2,003,967)
          (Decrease) increase in accounts payable ............................      (13,452,678)      (16,171,948)        9,738,399
          Increase (decrease) in other payables and accrued expenses .........        1,157,859        (5,030,105)        1,666,189
          Decrease in due to affiliate, net ..................................          (14,508)               --                --
                                                                                  -------------     -------------     -------------
                 Net cash (used in) provided by operating activities .........      (40,729,098)      (36,947,760)       31,970,840
                                                                                  -------------     -------------     -------------

Cash Flows from Investing Activities:
     Purchase of exclusive brand licenses and trademarks .....................               --        (2,732,381)               --
     Additions to property and equipment, net of disposals ...................       (6,960,899)       (3,259,481)       (3,699,353)
     Receipts of restricted cash for capital improvements ....................        1,314,602                --                --
     Net cash portion of purchase of intangible asset ........................               --        (5,150,000)               --
     Net cash portion of unconsolidated affiliate purchase ...................       (1,745,768)               --                --
                                                                                  -------------     -------------     -------------
                 Net cash used in investing activities .......................       (7,392,065)      (11,141,862)       (3,699,353)
                                                                                  -------------     -------------     -------------
Cash Flows from Financing Activities:
     Proceeds from the conversion of preferred stock .........................        1,049,487           268,780           182,538
     Payments to retire subordinated debentures ..............................      (14,494,512)         (500,000)               --
     Net proceeds from the issuance of senior notes ..........................      111,550,000        41,500,000                --
     Advances from unconsolidated affiliate, net .............................          798,894                --                --
     Payments on term loans ..................................................       (4,333,333)         (596,535)       (1,615,359)
     (Payments on) net proceeds from short-term debt .........................      (39,367,096)        5,639,369        (5,639,369)
     Payments on capital lease and installment loans .........................         (141,144)          (50,000)               --
     Proceeds from the exercise of stock purchase warrants ...................               --           275,000                --
     Payments on facility mortgage note ......................................         (129,983)         (119,988)         (156,405)
     Repurchase of Common Stock ..............................................               --                --        (5,673,940)
     Proceeds from the exercise of stock options .............................               --           117,480           663,759
                                                                                  -------------     -------------     -------------
                 Net cash provided by (used in) financing activities .........       54,932,313        46,534,106       (12,238,776)
                                                                                  -------------     -------------     -------------

Net Increase (Decrease) in Cash and Cash Equivalents .........................        6,811,150        (1,555,516)       16,032,711
Cash and Cash Equivalents at Beginning of Year ...............................          855,969         7,667,119         6,111,603
                                                                                  -------------     -------------     -------------
Cash and Cash Equivalents at End of Year .....................................    $   7,667,119     $   6,111,603     $  22,144,314
                                                                                  =============     =============     =============
Supplemental Disclosure of Cash Flow Information:
     Interest paid during the year ...........................................    $   9,990,420     $  16,766,085     $  19,019,248
                                                                                  =============     =============     =============
     Income taxes paid during the year .......................................    $   8,064,127     $  12,430,731     $   1,445,481
                                                                                  =============     =============     =============

                 See Notes to Consolidated Financial Statements.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business Activity. French Fragrances, Inc. (the "Company") is a manufacturer and marketer of prestige designer fragrances and related skin treatment and cosmetic products, primarily to retailers in the United States. The Company was formerly known as Suave Shoe Corporation and was the surviving corporation in the reverse acquisition (the "Merger") by a privately-held fragrance distributor named French Fragrances, Inc., which occurred in November 1995.

     Basis of Consolidation. The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries G.B. Parfums, Inc., Halston Parfums, Inc., Fine Fragrances, Inc. ("Fine Fragrances") and FRM Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. In January 2000, the Company's wholly-owned subsidiaries were merged into the Company.

     Use of Estimates. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition. Sales are recognized upon shipment. During the fiscal year ended January 31, 1998, no customer accounted for more than 10% of total sales. During the fiscal year ended January 31, 1999, two customers accounted for an aggregate of 28% of the Company's net sales. During the fiscal year ended January 31, 2000, two customers accounted for an aggregate of 29% of the Company's net sales.

     Cash and Cash Equivalents. Cash and cash equivalents include cash and interest-bearing deposits at banks with an original maturity date of three months or less.

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined on the weighted-average method. Inventory balances at January 31, 1999 and 2000 were as follows:

                                                        JANUARY 31,
                                             ----------------------------------
                                                  1999                  2000
                                             ------------          ------------
     Finished.....................           $116,071,991          $103,548,955
     Work in progress.............              7,927,388             6,727,835
     Raw materials................              9,306,424            16,745,615
                                             ------------          ------------
                                             $133,305,803          $127,022,405
                                             ============          ============

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Accounts Receivable. A provision has been made and an allowance established for potential losses from receivables and estimated sales returns in the normal course of business. Because these allowances are based on estimates, there is no assurance that such reserves and allowances will be sufficient to cover losses or returns. The activity for these allowance accounts are as follows:

                                               YEARS ENDED JANUARY 31,
                                      1998             1999             2000
                                  -----------      -----------     ------------
Allowance for Bad Debt:
Beginning balance ...........     $   489,937      $   676,387     $    533,696
Provision ...................         570,000          401,626        1,138,800
Write offs, net of recoveries        (383,550)        (544,317)        (506,826)
                                  -----------      -----------     ------------
Ending balance ..............     $   676,387      $   533,696     $  1,165,670
                                  ===========      ===========     ============

Allowance for Sales Returns:
Beginning balance ...........     $   366,608      $   558,651     $    555,245
Provision ...................       6,014,283        7,630,810       13,289,613
Actual returns ..............      (5,822,240)      (7,634,216)     (13,028,413)
                                  -----------      -----------     ------------
Ending balance ..............     $   558,651      $   555,245     $    816,445
                                  ===========      ===========     ============

     Property and Equipment, and Depreciation. Property and equipment are stated at cost. Expenditures for major improvements and additions are recorded to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense. Depreciation is provided over the estimated useful lives of the assets using the straight-line method, as follows:

          CATEGORY                                               YEARS
          --------                                               -----
          Building .....................................            40
          Building improvements ........................         20-40
          Furniture and fixtures .......................             8
          Machinery, equipment and vehicles ............           3-8
          Computer equipment and software ..............           3-5
          Tools and molds ..............................           1-3

     Exclusive Brand Licenses and Trademarks, Customer Lists and Amortization. These intangible assets are being amortized using the straight-line method, as follows at January 31:

                                                                                          ACCUMULATED AMORTIZATION
                                                                                          ------------------------
CATEGORY                                                    YEARS           COST            1999            2000
--------                                                    -----           ----            ----            ----
Exclusive brand licenses and trademarks ...............    5 and 15     $66,398,376     $10,691,367     $17,355,084
Contract rights and other intangibles .................    3 and 5       11,179,593       2,395,020       4,395,020

     Long-Lived Assets. Long-lived assets are reviewed on an ongoing basis for impairment based on comparison of carrying value against undiscounted future cash flows. If an impairment is identified, the assets carrying value is adjusted to estimated fair value. No such adjustments were recorded for the fiscal years ended January 31, 1998, 1999 and 2000.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Senior Note Offering Costs. Debt issuance costs and transaction fees which are associated with the issuance of senior notes are being amortized (and charged to interest expense) over the term of the related notes using a method which approximates the level yield method. See Note 5.

     Advertising and Promotional Costs. Advertising and promotional costs are expensed as incurred. Advertising and promotional costs totaled approximately $6.2 million, $4.8 million and $10.2 million during the fiscal years ended January 31, 1998, 1999 and 2000, respectively.

     Income Taxes. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount expected to be realized.

     Fair Value of Financial Instruments. The Company's financial instruments include accounts receivable, accounts payable, short-term debt, long-term debt and convertible redeemable preferred stock. The fair value of such financial instruments has been determined using available market information and interest rates as of January 31, 1999 and 2000.

     At January 31, 1999 and 2000, the estimated fair value of the Company's subordinated debentures and senior notes was as follows:

                                                           JANUARY 31,
                                                 ------------------------------
                                                     1999                2000
                                                 ------------       ------------
Subordinated debentures ..................       $  9,875,000       $  6,479,966
Convertible subordinated debentures ......          5,289,000          4,778,643
Senior notes..............................        158,875,000        148,800,000

     The fair value of all other financial instruments was not materially different than their carrying value.

     Reclassifications.   Certain  amounts  in  the  prior  period  consolidated
financial statements have been reclassified to conform with fiscal 2000 presentations.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Earnings per Share. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive potential common stock such as stock options, warrants and convertible securities. In addition, for the dilutive earnings per share calculation, the interest incurred on the convertible securities, net of tax, is added back to net income. The following table represents the computation of earnings per share:

                                                                                                 YEARS ENDED JANUARY 31,
                                                                                   -------------------------------------------------
                                                                                       1998               1999               2000
                                                                                   -----------        -----------        -----------
Basic
     Net income ...........................................................        $12,341,369        $12,006,020        $15,329,436
                                                                                   ===========        ===========        ===========
     Weighted average shares outstanding ..................................         13,394,385         13,774,993         13,801,196
                                                                                   ===========        ===========        ===========
     Net income per basic share ...........................................        $      0.92        $      0.87        $      1.11
                                                                                   ===========        ===========        ===========
Diluted
     Net income ...........................................................        $12,341,369        $12,006,020        $15,329,436
     Add: 7.5% convertible subordinated debentures' interest--net
         of tax ...........................................................            250,086            163,933            109,313
                                                                                   -----------        -----------        -----------
            Net income as adjusted ........................................        $12,591,455        $12,169,953        $15,438,749
                                                                                   ===========        ===========        ===========
     Weighted average shares outstanding ..................................         13,394,385         13,774,993         13,801,196
     Potential common shares--treasury method .............................          2,350,430          2,448,181          1,444,376
     Assumed conversion of 7.5% convertible subordinated
         debentures .......................................................            747,226            505,624            331,850
                                                                                   -----------        -----------        -----------
     Weighted average shares and potential dilutive shares ................         16,492,041         16,728,798         15,577,422
                                                                                   ===========        ===========        ===========
            Net income per diluted share ..................................        $      0.76        $      0.73        $      0.99
                                                                                   ===========        ===========        ===========

     Stock-Based Compensation. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee and non-employee members of the Board of Directors of the Company (the "Board") compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation to employees and non-employee members of the Board using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees and non-employee members of the Board are measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee or non-employee member of the Board must pay for the stock. See Note 11.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     New Accounting Pronouncement. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments, and Hedging Activities. Among other provisions, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for fiscal years beginning after June 15, 2000. Management has not determined what effects, if any, the adoption of SFAS No. 133 will have on the Company's financial statements.

2.   ACQUISITIONS

     Fine Fragrances Acquisition. In May 1997, the Company used approximately $4,226,000 of the net proceeds from the May 1997 offering of $115,000,000 principal amount of 10 3/8% Series A Senior Notes due 2007 ("Series A Senior Notes") to acquire the 50.01% interest of Fine Fragrances that the Company did not own (the "Fine Fragrances Interest") from an unaffiliated third party and to repay Fine Fragrances' credit line. The purchase price for the Fine Fragrances Interest was $2,000,000, plus an additional $1,000,000 which was paid based on 5% of the net sales of COFCI, S.A. ("COFCI") products sold by the Company following this acquisition. The acquisition was accounted for under the purchase method. As a result of this acquisition, Fine Fragrances became a wholly-owned subsidiary of the Company and the operations of Fine Fragrances have been consolidated with those of the Company. The brands manufactured by COFCI are distributed by the Company under new agreements expiring in 2006.

     JPF Acquisition. In March 1998, the Company acquired (the "JPF Acquisition") certain assets of J.P. Fragrances, Inc. ("JPF"), a distributor of prestige fragrance products, including inventory, returns, contract rights, accounts receivable, books and records, fixed assets (including furniture and warehouse materials and equipment), claims, intangible rights (including non-compete agreements) and goodwill (collectively, the "JPF Acquired Assets"). The Company also assumed approximately $10,600,000 of certain trade and other payables of JPF. In addition to the assumption of payables, the purchase price for the JPF Acquired Assets consisted of approximately $37,300,000 in cash and a subordinated debenture of $3,000,000 (the "JPF Debenture"). The cash portion of the purchase price was financed from available cash from operations and the Company's current revolving credit facility, which financing was replaced by the offering of 10 3/8% Series C Senior Notes (the "Series C Senior Notes"). See
Note 5. The JPF Debenture is non-interest bearing, with the principal amount being payable in three equal installments on May 1999, 2000 and 2001 if, and only if, certain conditions relating to the fragrance business of JPF (the "JPF Business") are achieved by the Company, including achieving certain gross profit thresholds from the JPF Business. To date, the Company has made one payment on the JPF Debenture. The JPF Debenture has been recorded net of its discount of $485,528 and calculated using an effective rate of 9.38%. The discount will be amortized using the effective rate over the life of the JPF Debenture. As a result of the JPF Acquisition, the Company acquired approximately $30,400,000 of inventory, $12,100,000 of accounts receivable, $263,000 of fixed assets (consisting primarily of office and warehouse furniture and equipment),

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

and approximately $7,700,000 of contract rights, intangible rights (including non-compete agreements) and goodwill. The JPF Acquisition was accounted for under the purchase method.

     PSI Acquisition. In January 1999, the Company acquired certain assets (the "PSI Acquisition") of Paul Sebastian, Inc. ("PSI"), a manufacturer, marketer and distributor of prestige fragrance products, including trademarks or licenses to manufacture and distribute the fragrance brands PS Fine Cologne for Men, Design for Women, Design for Men, Casual for Women and Casual for Men, inventory, returns, accounts receivable, books and records, fixed assets (consisting of manufacturing tools, dyes and molds), claims and goodwill (collectively, the "PSI Acquired Assets"). The purchase price for the PSI Acquired Assets consisted of approximately $9,700,000 in cash and a subordinated debenture of $500,000 (the "PSI Debenture"). The cash portion of the purchase price was financed from available cash from operations. The PSI Debenture is non-interest bearing, with the principal amount being payable in July 2000, and is being held by the Company as security for PSI's indemnification obligations under the asset purchase agreement between the Company and PSI. The PSI Acquisition was accounted for under the purchase method.

3.   PROPERTY AND EQUIPMENT

       Property and equipment is comprised of the following:

                                                           JANUARY 31,
                                                  -----------------------------
                                                      1999              2000
                                                  ------------     ------------
     Land ...................................     $  2,871,000     $  2,871,000
     Building ...............................        5,519,452        5,519,452
     Building improvements ..................        4,856,291        5,240,713
     Furniture and fixtures .................          979,329        1,172,620
     Machinery, equipment and vehicles ......        3,438,681        3,989,700
     Computer equipment and software ........        4,226,532        5,567,043
     Tools and molds ........................        1,534,668        2,282,659
                                                  ------------     ------------
                                                    23,425,953       26,643,187
     Less accumulated depreciation ..........       (4,478,029)      (6,965,700)
                                                  ------------     ------------
                                                    18,947,924       19,677,487
     Projects in progress ...................           72,706          554,825
                                                  ------------     ------------
     Property and equipment, net ............     $ 19,020,630     $ 20,232,312
                                                  ============     ============

4.   SHORT-TERM DEBT

     At January 31, 2000, the Company's credit facility (the "Credit Facility") with Fleet National Bank ("Fleet") provided for borrowings on a revolving basis of up to $50 million, with a $10 million sublimit for letters of credit. The Credit Facility matures in May 2002. Loans under the revolving credit portion of the Credit Facility bear interest, at the option of the Company, at a floating rate ranging from either (i) 1.625% over the London InterBank Offered Rate ("LIBOR") to 2.125% over LIBOR or (ii) the prime rate as quoted by Fleet to 0.5% over such prime rate, in each case depending on the ratio of the Company's funded debt to capital base. Borrowings under the Credit Facility are limited to eligible

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

accounts receivable and inventories and are secured by a first priority lien on all of the Company's accounts receivable and inventory. The Company's obligations under the Credit Facility rank pari passu in right of payment with the Company's 10 3/8% Senior Notes due 2007. The Credit Facility contains several covenants, the more significant of which are that the Company maintain a minimum level of equity and meet certain debt-to-equity, interest coverage and liquidity ratios. The Credit Facility also includes a prohibition on the payment of dividends and other distributions to shareholders and restrictions on the incurrence of additional non-trade indebtedness; provided, however, that the Company is permitted to repurchase up to $10 million of its common stock, $.01 par value per share ("Common Stock"), and to incur certain acquisition indebtedness. At January 31, 1999, the outstanding balance under the Credit Facility was approximately $5,639,000. At January 31, 2000, the Credit Facility did not have an outstanding balance. As part of the Credit Facility, the Company had approximately $1,661,000 and $2,543,000 in outstanding letters of credit at January 31, 1999 and 2000, respectively.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5.   LONG-TERM DEBT

     The Company's long-term debt at January 31, 1999 and January 31, 2000 consisted of the following:

                                                                            JANUARY 31,
          DESCRIPTION                                                   1999           2000
          -----------                                                   ----           ----
          103/8% Senior Notes due May 2007, net ................   $157,453,466   $157,245,157
          8.5% Subordinated Debenture due May 2004, net ........      6,479,966      6,479,966
          7.5% Convertible Subordinated Debentures due June 2006      4,778,643      4,778,643
          J.P. Fragrances Debenture due May 2001, net ..........      2,710,915      1,946,646
          8.84% Miami Lakes Facility Mortgage Note due July 2004      5,694,068     05,537,663
          Other Indebtedness ...................................      2,903,465        817,179
          Total Long-Term Debt .................................    180,020,523    176,805,254
              Less Current Portion of Long-Term Debt ...........      3,861,767      1,775,027
                 Total Long-Term Debt, net .....................   $176,158,756   $175,030,227

     The scheduled maturities of long-term debt at January 31, 2000 are as follows:

     FISCAL YEAR                                                        AMOUNT
     -----------                                                    ------------
     2001 ...............................................           $  1,775,027
     2002 ...............................................              3,477,128
     2003 ...............................................              2,363,105
     2004 ...............................................              7,166,194
     2005 and thereafter ................................            162,023,800
                                                                    ------------
            Total .......................................           $176,805,254
                                                                    ============

     Senior Notes. In May 1997, the Company consummated the private placement under Rule 144A pursuant to the Securities Act of 1933, as amended (the "Act"), of $115.0 million principal amount of 103/8% Series A Senior Notes. In July 1997, the Series A Senior Notes were exchanged for an equivalent principal amount of Series B Senior Notes (the "Series B Senior Notes") containing identical terms to the Series A Senior Notes but which have been registered under the Act. In April 1998, the Company consummated the private placement under Rule 144A of $40.0 million principal amount of 103/8% Series C Senior Notes. The Series C Senior Notes were sold at 106.5% of their principal amount and had substantially similar terms to the Company's existing Series B Senior Notes. The Series C Senior Notes were recorded net of a premium of $2.6 million. The premium is being amortized over the life of the notes using the effective interest method. Through January 31, 2000, the Company has amortized $208,309 of premium against interest expense. In August 1998, the Series C Senior Notes were exchanged for an equivalent principal amount of 103/8% Series D Senior Notes (the "Series D Senior Notes") containing identical terms to the Series C Senior Notes, but which have been registered under the Act.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The Indentures pursuant to which the Series B Senior Notes and the Series D Senior Notes were issued (the "Indentures") provide that such notes will be senior unsecured obligations of the Company and will rank senior in payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future senior indebtedness of the Company, including indebtedness under the Credit Facility. The Indentures generally permit the Company (subject to the satisfaction of a fixed charge covenant ratio and, in certain cases, also a net income test) to incur additional indebtedness, pay dividends, purchase or redeem capital stock of the Company, or redeem subordinated indebtedness. The Indentures generally limit the ability of the Company to create liens, merge or transfer or sell assets. The Indentures also provide that the holders of the Series B Senior Notes and the Series D Senior Notes have the option to require the Company to repurchase their notes in the event of a change of control in the Company (as defined in the Indentures).

6.   COMMITMENTS AND CONTINGENCIES

     In May 1998, the Company entered into a lease with an unaffiliated third party for approximately 48,000 square feet of a warehouse facility (the "Miami Lakes Annex") in Miami Lakes, Florida to accommodate additional inventory requirements associated primarily with its promotional set business. The lease has an initial term of thirty months, with the Company having an option to extend for an additional term of thirty months.

     In February 2000, the Company entered into a lease with an unaffiliated third party for approximately 295,000 square feet of a warehouse facility (the "Edison Facility") in Edison, New Jersey, which will be used primarily for the Company's promotional set business and to process its product returns. The lease has a term of twenty-six months.

     In February 2000, the Company assumed a lease for approximately 173,000 square feet of a warehouse facility (the "Allentown Facility") in Allentown, Pennsylvania, which was leased by an unaffiliated third party as the Company's promotional set fulfillment center for the 1999 holiday season. The lease extends through June 30, 2002. The Company currently intends to consolidate its operations to its Miami Lakes facility, which contains approximately 200,000 square feet of distribution and warehouse space and approximately 30,000 square feet of office space, and the Edison Facility. Accordingly, the Company does not intend to exercise its option on the Miami Lakes Annex and intends to seek to sublease or assign its lease on the Allentown Facility.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The Company's aggregate minimum lease payments under these leases are as follows:

     FISCAL YEAR                                                        AMOUNT
     -----------                                                      ----------
     2001 .................................................           $1,470,280
     2002 .................................................            1,272,916
     2003 .................................................              726,165
     2004 .................................................              630,644
     2005 and thereafter ..................................              265,769
                                                                      ----------
            Total .........................................           $4,365,774
                                                                      ==========

     The  Company  has   commitments   to  purchase   products  from   fragrance
manufacturers in the amount of $63 million annually during the calendar years ended December 31, 2000 and 2001.

     In fiscal 1999, the Company paid $1.5 million to settle a lawsuit filed against the Company in the United States Bankruptcy Court by the trustee of the Model Imperial Liquidating Trust (the "Trust"). The lawsuit sought to recover the value of certain unspecified sales of products by Model Imperial, Inc. ("Model") to the Company during 1994 and 1995, which the Trust alleged resulted in Model obtaining financing under Model's credit facility to which Model was not entitled. The litigation settlement is reflected in litigation settlement expense for the fiscal year ended January 31, 1999.

     In April 1999, the Company settled a dispute with Halston Borghese, Inc. ("HBI") and certain of its affiliates concerning the Company's acquisition of certain assets relating to the Halston fragrance brands.

     Pursuant to the settlement, a $2,000,000 note issued to HBI by the Company (the "HBI Note") was cancelled and all claims of HBI were released in exchange for a payment from the Company of approximately $530,000. As a result of the settlement, the HBI Note and accrued interest thereon were removed from the current portion of long-term liabilities in the Company's Consolidated Balance Sheet at January 31, 2000.

     The Company is a party to a number of pending legal actions, proceedings or claims. While any action, proceeding or claim contains an element of uncertainty, management of the Company believes that the outcome of such actions, proceedings or claims likely will not have a material adverse effect on the Company's business, consolidated financial position or results of operations.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7.   INCOME TAXES

     The components of the provision for income taxes for the years ended January 31, 1998, 1999 and 2000 are as follows:

                                                           YEARS ENDED JANUARY 31,
                                              -------------------------------------------------
                                                  1998              1999                2000
                                              ------------      ------------       ------------
Current income taxes:
     Federal ..........................       $  6,555,997      $  6,906,407       $ 10,776,790
     State ............................            749,257         1,149,984          1,353,621
                                              ------------      ------------       ------------
          Total current ...............          7,305,254         8,056,391         12,130,411
                                              ------------      ------------       ------------
Deferred income taxes:
     Federal ..........................            105,155          (316,834)        (1,954,835)
     State ............................             12,017           (52,686)          (174,421)
                                              ------------      ------------       ------------
          Total deferred ..............            117,172          (369,520)        (2,129,256)
                                              ------------      ------------       ------------
Total provision for income taxes ......       $  7,422,426      $  7,686,871       $ 10,001,155
                                              ============      ============       ============

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset are as follows:

                                                                                  JANUARY 31,
                                                                      --------------------------------
                                                                          1999                 2000
                                                                      -----------          -----------
Deferred tax liabilities:
       Property and equipment ................................        $  (365,105)         $  (580,918)
       Merger assets .........................................           (222,008)            (190,426)
                                                                         (587,113)            (771,344)
Deferred tax assets:
       Excess of book bad debts reserve over tax reserve .....            205,873              541,140
       Intangibles ...........................................            481,765            2,053,530
       Accruals ..............................................             95,087              223,121
       Net operating loss carryforwards ......................            790,335              790,335
       Inventories related ...................................          1,012,541              865,590
       Other .................................................                 --              425,372
                                                                      -----------          -----------
              Gross deferred tax assets ......................          2,585,601            4,899,088
                                                                      -----------          -----------
Net deferred tax asset before valuation allowance ............          1,998,488            4,127,744
Valuation allowance for deferred taxes .......................           (790,335)            (790,335)
                                                                      -----------          -----------
Net deferred tax asset .......................................        $ 1,208,153          $ 3,337,409
                                                                      ===========          ===========

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     As of January 31, 1999 and 2000, the valuation allowance relates to the net operating loss carryforwards available in connection with the Merger which expire through 2009.

     The total income tax provision differs from the amount obtained by applying the statutory federal income tax rate to pretax income as follows:

                                                                                  YEARS ENDED JANUARY 31,
                                                      ------------------------------------------------------------------------------
                                                               1998                         1999                       2000
                                                      ----------------------       ---------------------      ---------------------
                                                         AMOUNT         RATE          AMOUNT        RATE        AMOUNT         RATE
                                                      -----------      -----       -----------     -----      -----------     -----
Income tax at statutory rates ...................     $ 6,917,329      35.00%      $ 6,892,512     35.00%     $ 8,865,707     35.00%
State tax, net of federal benefit ...............         494,828       2.50           712,887      3.62          767,517      3.03
Undistributed earnings in affiliate .............         (47,078)      (.24)               --        --               --        --
Other ...........................................          57,347        .30            81,472       .41          367,931      1.45
                                                      -----------      -----       -----------     -----      -----------     -----
          Total income taxes ....................     $ 7,422,426      37.56%      $ 7,686,871     39.03%     $10,001,155     39.48%
                                                      ===========      =====       ===========     =====      ===========     =====

8.   RELATED PARTY TRANSACTIONS

     Prior to August 1998, the Company leased from National Trading Manufacturing, Inc. ("National Trading"), a company controlled by the Chairman of the Company, a warehouse and office facility (the "National Trading Facility"), which had housed the Company's executive offices prior to May 1997 and which the Company had an option to purchase. During the fiscal years ended January 31, 1998 and 1999, the Company made lease payments to National Trading of $256,000 and $144,500, respectively. In connection with National Trading's sale of the National Trading Facility, the Company agreed to terminate the lease and its option to purchase the National Trading Facility (the "Contract Rights"). As part of the consideration for the Contract Rights, the Company's outstanding loan from National Trading in the principal amount of $294,000 was canceled and the Company received from National Trading a cash payment of approximately $416,000 and a promissory note payable upon demand in the principal amount of $300,000 and bearing interest at 8.5% per annum. Approximately $633,000, representing the income from the Contract Rights less the difference between the consideration received for the Contract Rights and the fixed asset, is reflected in Income from sale of contract and intangible rights for the fiscal year ended January 31, 1999. At January 31, 2000, the principal amount and accrued interest on the demand note due to the Company was $116,000 and is reflected in the Company's Consolidated Balance Sheet at January 31, 2000 in Prepaid expenses and other assets.

     During the fiscal year ended January 31, 1999, the Company provided loans to the President and Chief Executive Officer of the Company in the aggregate principal amount of $500,000 for payment of certain Canadian tax liabilities resulting from his relocation to Florida. At January 31, 2000, the principal amount of loans outstanding and accrued interest were $556,000 cumulatively and are reflected in the Company's Consolidated Balance Sheet in Prepaid expenses and other assets. The loans accrue interest at 8.5% per annum and mature in August and November 2000.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In February 2000, the Company repurchased the 7.5% Convertible Subordinated Debentures due 2006 (the "7.5% Convertible Debentures") held by its Chairman and National Trading. The Company paid $2,652,000 to acquire $2,184,000 principal amount of 7.5% Convertible Debentures. The purchase price was based on the estimated fair market value of the 7.5% Convertible Debentures on the date of the transaction, which includes consideration for the value of unrealized gain that the Chairman could have recognized upon a conversion and sale of the 7.5% Convertible Debentures into Common Stock. As a result of the repurchase, the Company recognized a loss of $468,000 in February 2000.

9.   SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

                                                                                                         JANUARY 31,
                                                                                         -------------------------------------------
                                                                                            1998             1999            2000
                                                                                         -----------     -----------     -----------
Redemption of 8% Debentures used to pay for conversion of
  preferred stock ..................................................................     $    40,563
                                                                                         -----------
Conversion of 7.5% Convertible Debentures into Common Stock ........................     $   514,223     $   187,315
                                                                                         -----------     -----------
Acquisition of Fine Fragrances Interest (See Note 2):
     Book value of assets acquired, excluding inventory ............................     $ 2,296,051
                                                                                         -----------
     Liabilities assumed ...........................................................     $ 3,156,895
                                                                                         -----------
     Inventory acquired ............................................................     $ 2,805,638
                                                                                         -----------
     Note issued ...................................................................     $ 1,000,000
                                                                                         -----------
Transactions in connection with the JPF Acquisition (See Note 2):
     Issuance of JPF Debenture, net ................................................                     $ 2,514,472
                                                                                                         -----------
     Assumption of accounts payable ................................................                     $10,560,577
                                                                                                         -----------
Transactions in connection with the sale of the Contract Rights for the National
    Trading Facility (See Note 8):
     Disposition of fixed asset in capital lease, net of accumulated
       depreciation and cash received ..............................................                     $ 1,024,806
                                                                                                         -----------
     Termination of capital lease and of note payable to related party .............                     $ 1,374,136
                                                                                                         -----------
     Note receivable from related party ............................................                     $   300,000
                                                                                                         -----------
Transactions in connection with the PSI Acquisition (See Note 2):
     Issuance of PSI Debenture, net ................................................                     $   458,000
                                                                                                         -----------
Tax benefit from exercise of stock options .........................................                                     $   304,410
                                                                                                                         -----------

10.  CONVERTIBLE PREFERRED STOCK

     At January 31, 2000, the Company had outstanding 265,801 shares of Series B Convertible Preferred Stock, $.01 par value per share ("Series B Convertible Preferred"), and 502,520 shares of Series C Convertible Preferred Stock, $.01 par value per share ("Series C Convertible Preferred"). Each share of Series B Convertible Preferred is convertible, at the option of the holder, into 7.12 shares of the Company's Common Stock upon payment of $3.30 per share of Common Stock. Each share of Series C Convertible Preferred is convertible, at the option of the holder, into one share of the Company's Common Stock upon payment of $5.25 per share of Common Stock. The Series B Convertible Preferred and the Series C Convertible Preferred must be redeemed by January 31, 2005.

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11.   STOCK OPTION PLANS

     The Company has two stock option plans, one for the benefit of non-employee directors (the "Non-Employee Director Plan") and another for directors, officers and employees (the "1995 Stock Option Plan").

     The stock options under the Non-Employee Director Plan are generally exercisable within a year after grant provided the grantee remains a director of the Company. The options granted under the Non-Employee Director Plan are non-qualified under the Internal Revenue Code. The option exercise price cannot be less than the fair value of the underlying Common Stock as of the date of the option grant, and the maximum option term cannot exceed ten years. The number of shares of Common Stock authorized under the Non-Employee Director Plan is 200,000.

     The stock options awarded under the 1995 Stock Option Plan are exercisable at any time or in any installments as determined by the Compensation Committee of the Board at the time of grant, provided that no stock options shall be exercisable prior to six months from the date of grant. The options granted under the 1995 Stock Option Plan may be either incentive and/or non-qualified stock options under the Internal Revenue Code as determined by the Compensation Committee. For incentive stock options, the aggregate fair market value (determined at the grant date) of Common Stock with respect to which such options first become exercisable by a participant of the plan during any calendar year may not exceed $100,000. The number of shares of Common Stock authorized under the 1995 Stock Option Plan is 2,200,000.

     The option activities of all plans are as follows:

                                                                                          YEARS ENDED JANUARY 31,
                                                                      --------------------------------------------------------------
                                                                            1998                 1999                   2000
                                                                      ----------------    -------------------    -------------------
                                                                              WEIGHTED               WEIGHTED               WEIGHTED
                                                                               AVERAGE                AVERAGE                AVERAGE
                                                                              EXERCISE               EXERCISE               EXERCISE
                                                                       SHARES   PRICE      SHARES      PRICE      SHARES      PRICE
                                                                      -------   ------    ---------    ------    ---------    ------
Beginning outstanding ..........................................      729,040   $ 4.36      806,540    $ 4.80    1,300,940    $ 8.06
          Granted ..............................................       77,500     8.93      530,000     12.72      265,000      6.11
          Exercised ............................................           --       --      (35,600)     3.30     (441,440)     3.38
          Canceled .............................................           --       --           --        --      (31,500)    10.32
                                                                      -------   ------    ---------    ------    ---------    ------
Ending outstanding .............................................      806,540   $ 4.80    1,300,940    $ 8.06    1,093,000    $ 9.42
                                                                      -------   ------    ---------    ------    ---------    ------
Exercisable as of January 31, 1998, 1999
    and 2000 ...................................................      686,548             1,190,585                885,682
                                                                      -------             ---------              ---------
Weighted average fair value of options
    granted during the year ....................................       77,500   $ 5.17      530,000    $ 9.33      265,000    $ 3.54
                                                                      =======   ======    =========    ======    =========    ======

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                         OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
               ------------------------------------    -----------------------
                  NUMBER      WEIGHTED                    NUMBER
               OUTSTANDING     AVERAGE     WEIGHTED    EXERCISABLE    WEIGHTED
   RANGE OF       AS OF       REMAINING     AVERAGE       AS OF        AVERAGE
   EXERCISE    JANUARY 31,   CONTRACTUAL   EXERCISE    JANUARY 31,    EXERCISE
    PRICE         2000          LIFE         PRICE        2000          PRICE
   --------    -----------   -----------   --------    -----------    --------
$ 5.25- 6.00     303,000        3.4         $ 5.83       152,343        $5.66
$ 6.50- 9.38     280,000        3.8           7.28       250,000         7.31
$12.50-16.38     510,000        7.3          12.73       483,339        12.74
------------   ---------        ---         ------       -------        -----
$ 5.25-16.38   1,093,000        5.3         $ 9.42       885,682        $9.99
============   =========        ===         ======       =======        =====

     The Company applies APB No. 25 and related interpretations in accounting for its stock options to employees and non-employee members of the Board as described in Note 1. Accordingly, no compensation expense has been recognized during the years ended January 31, 1998, 1999 and 2000 related to the stock options. Net income and net income per common share would have been as follows had the fair value of stock options granted during 1998, 1999 and 2000 been recognized as compensation expense as prescribed by SFAS No. 123:

                                                YEARS ENDED JANUARY 31,
                                         --------------------------------------
                                            1998          1999         2000
                                         -----------   ----------   -----------
Pro forma net income .................   $12,188,000   $9,254,000   $14,747,000
                                         ===========   ==========   ===========
Pro forma net income per common share:
   Basic .............................   $      0.91   $     0.67   $      1.07
                                         ===========   ==========   ===========
   Diluted ...........................   $      0.75   $     0.56   $      0.95
                                         ===========   ==========   ===========

     The fair value of each option granted is estimated on the grant date using the Black-Sholes option pricing model with the following assumptions:

                                                     YEARS ENDED JANUARY 31,
                                                  -----------------------------
                                                  1998        1999        2000
                                                  -----       -----       -----
Expected dividend yield ....................       0.00%       0.00%       0.00%
Expected price volatility ..................      55.60%      74.42%      67.46%
Risk-free interest rate ....................       6.50%       5.50%       6.00%
Expected life of options in years ..........        4-8         4-8         4-8

                    FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12.  QUARTERLY DATA (UNAUDITED)

     Condensed consolidated quarterly information as follows:

                                                          APRIL 30,             JULY 31,            OCTOBER 31,          JANUARY 31,
                                                            1999                  1999                 1999                  2000
                                                        ------------          ------------         ------------         ------------
Net sales .....................................         $ 57,532,267          $ 59,711,563         $153,719,284         $ 90,279,992
Gross profit ..................................         $ 17,213,964          $ 25,291,988         $ 53,127,517         $ 29,480,647
Income from operations ........................         $  2,309,074          $  7,872,817         $ 22,744,921         $ 12,019,931
Net (loss) income .............................         $ (1,372,014)         $  2,020,860         $ 10,642,698         $  4,037,892
Earnings per common shares:
          Basic ...............................         $      (0.10)         $       0.15         $       0.77         $       0.29
          Diluted .............................         $      (0.10)         $       0.13         $       0.67         $       0.27

                                                          APRIL 30,             JULY 31,            OCTOBER 31,          JANUARY 31,
                                                            1998                  1998                 1998                  1999
                                                        ------------          ------------         ------------         ------------
Net sales .....................................         $ 46,546,294          $ 61,899,682         $112,506,135         $ 88,662,500
Gross profit ..................................         $ 13,317,164          $ 18,417,979         $ 33,605,314         $ 23,152,572
Income from operations ........................         $  3,975,619          $  7,737,424         $ 16,744,567         $ 10,226,458
Net income ....................................         $    303,742          $  1,710,476         $  6,801,860         $  3,189,942
Earnings per common shares:
          Basic ...............................         $       0.02          $       0.12         $       0.49         $       0.23
          Diluted .............................         $       0.02          $       0.10         $       0.42         $       0.21